U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  ProFunds.

Address of Principal Business Office: 4600 North Park Avenue, Suite 100, Chevy Chase, Maryland 20815

Telephone Number:  (301) 657-0850.

Name and address of agent for service of process: Louis M. Mayberg, 4600 North Park Avenue, Suite 100, Chevy Chase, Maryland 20815.

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES (X)                             NO (  )

         SIGNATURE

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in Chevy Chase, Maryland on the 3rd day of June, 1997.

         ProFunds


         By:  Louis M. Mayberg


         /s/ Louis M. Mayberg
         --------------------
         Trustee